Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media: Corey Henry
Stamford, CT: +1 (203) 905 2413	Lausanne: +41 (0)58 242 4500
Email: InvestorRelations@pmi.com	Stamford, CT: +1 (203) 905 2410
Email: Corey.Henry@pmi.com

Philip Morris International
Declares Regular Quarterly Dividend of $1.47 Per Share

STAMFORD, CT, December 12, 2025 – The Board of Directors of Philip Morris International Inc. (NYSE: PM) today declared a regular quarterly dividend of $1.47 per common share, payable on January 14, 2026, to shareholders of record as of December 26, 2025. The ex-dividend date is December 26, 2025. For more details on stock, dividends and other information, see www.pmi.com/dividend.

Philip Morris International: A Global Smoke-Free Champion
Philip Morris International is a leading international consumer goods company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, nicotine pouch and e-vapor products. Our smoke-free products are available for sale in over 100 markets, and as of June 30, 2025 PMI estimates they were used by over 41 million legal-age consumers around the world, many of whom have moved away from cigarettes or significantly reduced their consumption. The smoke-free business accounted for 41% of PMI’s first-nine months 2025 total net revenues. Since 2008, PMI has invested over $14 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. Following a robust science-based review, the U.S. Food and Drug Administration has authorized the marketing of Swedish Match’s General snus and ZYN nicotine pouches and versions of PMI’s IQOS devices and consumables - the first-ever such authorizations in their respective categories. Versions of IQOS devices and consumables and General snus also obtained the first-ever Modified Risk Tobacco Product authorizations from the FDA. With a strong foundation and significant expertise in life sciences, PMI has a long-term ambition to expand into wellness and healthcare areas and aims to enhance life through the delivery of seamless health experiences. References to “PMI”, “we”, “our” and “us” mean Philip Morris International Inc., and its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.